EXHIBIT 4.1

AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment” ), dated as of January 26, 2010 (“Amendment Effective Date” ), is between AboveNet, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

A.  The Company previously entered into an Amended and Restated Rights Agreement, dated as of August 3, 2009, with the Rights Agent (the “Amended and Restated Rights Agreement”).

B.  The Company now wishes to amend the Amended and Restated Rights Agreement as further set forth herein.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the Amended and Restated Rights Agreement is hereby amended as of the Amendment Effective Date as follows:

1.                                       Section 1(a) of the Amended and Restated Rights Agreement  is amended and restated to read in its entirety as follows:

(a)   “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, or (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the date of this Agreement until such time after the date of this Agreement that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company or as a result of the granting to a member of the Board of Directors of Common Shares or options to purchase Common Shares or the vesting of Common Shares or options to purchase Common Shares held by a member of the Board of Directors (which options and/or Common Shares have been contributed by the member of the Board of Directors to such Person or the member of the Board of Directors is, or is an Affiliate or Associate of, such Person) and shall then beneficially own more than 15% of the Common Shares issued and outstanding and (B) no Person shall become an “Acquiring Person” either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” or (ii) as the result of the acquisition of Common Shares directly from the Company whether as a result of the granting to a member of the Board of Directors of Common Shares or options to purchase Common Shares and/or the vesting of Common Shares or options to purchase Common Shares held by a member of the Board of Directors (which options and/or Common Shares have been contributed by the Director to such Person or the Director is, or is an Affiliate or Associate of, such Person)  or otherwise; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases or issuances directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (iii) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provision of this Section 1(a), or, in the case of any Derivative Securities underlying a transaction entered into by such Person or otherwise acquired by such Person, such Person terminates such transaction or otherwise disposes of such Derivative Securities so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

2.                                       Section 1(i) of the Amended and Restated Rights Agreement setting forth the definition of Excluded Stockholder is amended and restated to read in its entirety as follows:

(i)   [Reserved.]

3.                                       Section 23(b)(ii) of the Amended and Restated Rights Agreement is amended and restated to read in its entirety as follows:

(ii)           In addition, the Board of Directors may, at its option, at any time after the time a Person becomes an Acquiring Person and after the expiration of any period during which the holder of Rights may exercise the rights under Section 11(a)(ii) hereof but prior to any event described in clause (x), (y) or (z) of the first sentence of Section 13 hereof, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Interested Stockholder or a Transaction Person or (y)(A) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 15% or more of the then outstanding Common Shares, and (B) at the time of redemption no other Persons are Acquiring Persons.

4.            All capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Amended and Restated Rights Agreement.

5.                                      Except as amended pursuant to this Amendment, the Amended and Restated Rights Agreement shall remain in full force and effect in accordance with its terms.

[Signature page to follow]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, as of the day and year first above written.

ATTEST:		ABOVENET, INC.

/s/ Lisa Gugliado Gould		By:	/s/ Robert Sokota
Name:	Lisa Gugliada Gould		Name:	Robert Sokota
Title:	Associate General Counsel		Title:	Senior Vice President & General Counsel

ATTEST:		AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC

/s/ Susan Silbur		By:	/s/ Pauls Caroppoli
Name:	Susan Silbur		Name:	Paula Caroppoli
Title:	Assistant Secretary		Title:	Vice President